Exhibit 99.1
Adient modifies previously announced agreement with joint venture partner Yanfeng to restructure existing joint venture relationships; transactions still expected to close in Adient’s fourth quarter

Plymouth, Mich, June 24, 2020 – Adient, a global leader in automotive seating, has entered into an amendment to its previously announced definitive agreement with Yanfeng Automotive Trim Systems Co., Ltd. (Yanfeng) to make certain changes to their existing joint venture relationships.

As part of the transactions contemplated by the definitive agreement entered into on Jan. 31, 2020, Adient agreed to sell its 30 percent ownership stake in Yanfeng Global Automotive Interior Systems Co., Ltd. (YFAI) to Yanfeng for US$ 379 million. In connection with obtaining certain required regulatory consents, Adient and Yanfeng have agreed to certain modifications to the transactions. The purchase price for the sale by Adient of its 30 percent ownership stake in YFAI will be reduced to US$ 369 million, of which US$ 309 million will be paid at the closing of the agreed transactions and the remaining US$ 60 million will be paid on a deferred basis post-closing. With respect to each YFAI fiscal year ending after the closing, starting with the year ending December 31, 2020, Adient will be paid an earnout in an amount equal to 30 percent of YFAI’s distributable earnings for such year until such time as the US$ 60 million deferred purchase price is fully paid.

In addition, the board of directors of each of Yanfeng Adient Seating Co., Ltd. (YFAS) and Adient Yanfeng Seating Mechanisms Co., Ltd. (AYM) have approved the distribution of dividends to their respective shareholders in the amount of RMB 1.9 billion and RMB 1.2 billion, respectively. The dividends will be paid to the YFAS and AYM shareholders on or prior to June 30, 2020. Adient Asia Holdings Co., Limited will receive 49.99% of the YFAS dividends and 50% of the AYM dividends.

The transactions agreed on Jan. 31, 2020, as amended on June 24, 2020, except for the dividends which will be paid on or prior to June 30, 2020, are cross-conditioned on each other and closing is subject to regulatory approvals and other customary closing conditions. The transactions are expected to be completed in the fourth quarter of Adient’s current fiscal year.

About Adient:
Adient is a global leader in automotive seating. With 81,000 employees in 34 countries, Adient operates 220 manufacturing/assembly plants worldwide. We produce and deliver automotive seating for all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat-making process. Our integrated, in-house skills allow us to take our products from research and design to engineering and manufacturing – and into more than 23 million vehicles every year.
For more information on Adient, please visit adient.com.

Cautionary Statement Regarding Forward-Looking Statements:

Adient has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding Adient’s future financial position, sales, costs, earnings, cash flows,
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other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Adient cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Adient’s control, that could cause Adient’s actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: the continued financial and operational impacts of and uncertainties relating to the COVID-19 pandemic on Adient and its customers, suppliers, joint venture partners and other parties, the ability of Adient to close the sale of its fabrics business, including receipt of necessary regulatory approvals, the ability of Adient to close the transactions subject to the Yanfeng agreement, the ability of Adient to effectively launch new business at forecasted and profitable levels, the ability of Adient to execute its turnaround plan, uncertainties in U.S. administrative policy regarding trade agreements, tariffs and other international trade relations, the impact of tax reform legislation through the Tax Cuts and Jobs Act, the ability of Adient to meet debt service requirements, terms of financing, general economic and business conditions, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency exchange rates, the cancellation of or changes to commercial arrangements, and the ability of Adient to identify, recruit and retain key leadership. A detailed discussion of risks related to Adient’s business is included in the section entitled “Risk Factors” in Adient’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 filed with the SEC on November 22, 2019 and subsequent quarterly reports on Form
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10-Q filed with the SEC, as well as within Adient’s Current Report on Form 8-K filed on April 20, 2020, available at www.sec.gov. Potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are made only as of the date of this document, unless otherwise specified, and, except as required by law, Adient assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this document.

CONTACT

Media:	Investors:
Mary Kay Dodero	Mark Oswald
T +1 734.254.7704	T +1 734.254.3372
Mary.Kay.Dodero@adient.com	Mark.A.Oswald@adient.com

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